Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS
ZEELAND, MI -- (GLOBE NEWSWIRE - April 20, 2018) - Gentex Corporation (NASDAQ: GNTX) the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the three months ended March 31, 2018.

1st Quarter 2018 Summary

•	Net sales growth of 3% quarter over quarter while light vehicle production in Company's primary markets declined 3% on a quarter over quarter basis

•	Net Income increased 14% quarter over quarter

•	Earnings per Diluted Share increased 21% quarter over quarter to $.40 per share

•	9.3 million shares repurchased during the quarter at an average price of $21.71 per share

•	$28.0 million of debt repaid during the quarter
For the first quarter of 2018, the Company reported net sales of $465.4 million, which was an increase of 3% compared to net sales of $453.5 million in the first quarter of 2017. When compared with the Company's mid-January forecast for the first quarter of 2018, light vehicle production in the Company's primary regions declined in excess of 3%, which resulted in lower than expected unit shipments and revenue during the quarter for the Company. On a quarter over quarter basis, automotive light vehicle production in the Company's primary markets decreased by approximately 3% versus the previous reported production numbers from IHS for the first quarter of 2017. Additionally, a supplier production issue for certain electronic components affected the Company's ability to meet demand for Full Display Mirrors® which resulted in a negative impact of approximately 2% on the Company's revenue during the quarter. Since the end of the first quarter of 2018, the supplier production issue has been remediated and the Company has resumed normal shipments of the impacted products.
"While we were disappointed with the overall revenue performance during the first quarter of 2018, we were able to outperform our underlying markets by approximately 6% taking into consideration the lower automotive production levels during the quarter," said President and CEO, Steve Downing. "Despite the first quarter headwinds, we have a strong product launch cadence of Full Display Mirror namep

Exhibit 99.1

lates over the balance of 2018. Additionally, light vehicle production for the remainder of 2018 is currently forecasted to improve especially in the second half of the year. When you combine these factors, we are pleased to be able to maintain our revenue and margin guidance for calendar year 2018, despite the difficulties in the first quarter," added Downing.
When compared with the first quarter of 2017, the gross margin declined from 38.8% in the first quarter of 2017 to 37.1% in the first quarter of 2018, primarily as a result of an inability to leverage fixed overhead costs, resulting from the lower than forecasted sales growth and the Full Display Mirror shipments that were lower than demand during the quarter due to the supplier production issue. Additionally, annual customer price reductions negatively impacted the gross margin because they were not fully offset by purchasing cost reductions. "As is customary for the Company, most annual price reductions become effective in the first quarter, but purchasing cost reductions don't materially start to help offset that margin pressure until sometime in the second quarter. We are currently expecting positive leverage on gross margin based on the timing of purchasing cost reductions and forecasted revenue growth rates for the remainder of calendar year 2018, allowing us to maintain annual guidance provided," said Downing.
Operating expenses during the first quarter of 2018 were up 7% to $44.1 million when compared to operating expenses of $41.4 million in the first quarter of 2017, primarily due to increased staffing levels.
Income from operations for the first quarter of 2018 decreased 4% to $128.5 million when compared to income from operations of $134.4 million for the first quarter of 2017, primarily due to the lower quarter over quarter gross profit margin percentage.
Other income increased to $3.2 million in the first quarter of 2018 compared to $0.4 million in the first quarter of 2017, primarily due to an increased interest net of expense, foreign exchange gains, and realized gains on sales of equity investments.
During the first quarter of 2018, the Company's effective tax rate was 15.6%, down from 27.7% during the first quarter of 2017, primarily driven by the impacts of the Tax Cuts and Jobs Act of 2017.
Net income for the first quarter of 2018 increased 14% to $111.2 million compared with net income of $97.6 million in the first quarter of 2017.

Exhibit 99.1

Earnings per diluted share in the first quarter of 2018 increased 21% to $0.40, compared with earnings per diluted share of $0.33 in the first quarter of 2017, as a result of the lower effective tax rate and a reduction in diluted shares outstanding on a quarter over quarter basis.
Automotive net sales in the first quarter of 2018 were $455.0 million, an increase of 2% compared with automotive net sales of $445.6 million in the first quarter of 2017, driven by a 7% increase in auto-dimming mirror unit shipments on a quarter over quarter basis.
Other net sales in the first quarter of 2018, which includes dimmable aircraft windows and fire protection products, were $10.4 million, an increase of 33%, compared to other net sales of $7.9 million in the first quarter of 2017.
Share Repurchases
During the first quarter of 2018, the Company repurchased 9.3 million shares of its common stock at an average price of $21.71 per share. Of these share repurchases, 5.5 million shares were repurchased from the former CEO, pursuant to the previously disclosed retirement agreement, at a price of $20.98 per share. As previously announced, these share repurchases were separately approved by the Company's Board of Directors and were not a part of the Company’s existing publicly announced share repurchase plan. As of March 31, 2018, the Company has approximately 26.0 million shares remaining available for repurchase pursuant to the previously announced share repurchase plan, which is now a part of the broader publicly disclosed capital allocation strategy. The Company intends to continue to repurchase additional shares of its common stock in the future in support of such capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company has deemed appropriate.
Debt Repayment
During the first quarter of 2018, the Company paid down $26.1 million of debt on the Company's term loan, which in combination with its normally scheduled principal repayment of $1.9 million resulted in a total repayment of $28.0 million during the quarter. The Company expects to continue, based on previously disclosed factors, to pay additional principal during the second and third quarters of 2018, in anticipation of such debt maturing on September 27, 2018.
Future Estimates

Exhibit 99.1

The Company’s forecasts for light vehicle production for the second quarter and full year of 2018 are based on the IHS Automotive April 2018 forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive April light vehicle production forecast)
(in Millions)
Region	2Q 2018	2Q 2017	% Change	Calendar Year 2018	Calendar Year 2017	% Change
North America	4.50	4.57	(2)%	17.33	17.26	—%
Europe	5.81	6.03	(4)%	22.83	22.78	—%
Japan and Korea	3.17	3.16	—%	12.93	12.91	—%
Total Light Vehicle Production	13.48	13.76	(2)%	53.09	52.95	—%
Based on the April 2018 IHS light vehicle production forecast, current forecasted product mix and expense growth estimates, the Company continues to maintain its previously announced annual guidance for revenue, gross margin, operating expenses, capital expenditures and depreciation and amortization for calendar year 2018 and annual revenue guidance for calendar year 2019. After further analysis and refinement, the Company is lowering its estimated effective annual tax rate for calendar year 2018 from previous guidance of 18 - 21% for calendar year 2018, to a range of 15 - 18% for the year. This is primarily as a result of further detailed analysis of components of legislation related to the Tax Cuts and Jobs Act of 2017, R&D tax credits, as well as discrete tax benefits related to equity compensation.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/

Exhibit 99.1

or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.
First Quarter Conference Call
A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET today, April 20, 2018. The dial-in number to participate in the call is 844-389-8658, passcode 2094828. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/m6/p/wecpv9ox. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Exhibit 99.1

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended March 31,
	2018	2017	% Change
North American Interior Mirrors	2,326	2,359	(1)%
North American Exterior Mirrors	818	916	(11)%
Total North American Mirror Units	3,143	3,276	(4)%
International Interior Mirrors	5,348	4,818	11%
International Exterior Mirrors	2,112	1,826	16%
Total International Mirror Units	7,459	6,643	12%
Total Interior Mirrors	7,673	7,177	7%
Total Exterior Mirrors	2,930	2,742	7%
Total Auto-Dimming Mirror Units	10,603	9,919	7%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended March 31,
	2018	2017
Net Sales	$465,420,105	$453,535,250

Cost of Goods Sold	292,791,704	277,734,465
Gross profit	172,628,401	175,800,785

Engineering, Research & Development	26,049,258	25,152,257
Selling, General & Administrative	18,063,810	16,221,408
Operating Expenses	44,113,068	41,373,665

Income from operations	128,515,333	134,427,120

Other Income (Expense)	3,244,598	437,784
Income before Income Taxes	131,759,931	134,864,904

Provision for Income Taxes	20,511,188	37,308,163

Net Income	$111,248,743	$97,556,741

Earnings Per Share
Basic	$0.40	$0.34
Diluted	$0.40	$0.33
Weighted Average Shares
Basic	274,759,516	287,408,900
Diluted	277,509,428	291,479,838

Cash Dividends Declared per Share	$0.110	$0.090

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2018	December 31, 2017
ASSETS
Cash and Cash Equivalents	$524,323,560	$569,734,496
Short-Term Investments	152,179,408	152,538,054
Accounts Receivable, net	246,427,239	231,121,788
Inventories	207,232,952	216,765,583
Other Current Assets	11,531,029	14,403,902
Total Current Assets	1,141,694,188	1,184,563,823

Plant and Equipment - Net	496,274,467	492,479,330

Goodwill	307,365,845	307,365,845
Intangible Assets	284,150,000	288,975,000
Patents and Other Assets	24,867,968	78,669,914
Total Other Assets	616,383,813	675,010,759

Total Assets	$2,254,352,468	$2,352,053,912

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$228,169,606	$243,647,007
Deferred Income Taxes	56,205,366	58,888,644
Shareholders' Investment	1,969,977,496	2,049,518,261
Total Liabilities & Shareholders' Investment	$2,254,352,468	$2,352,053,912